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                                                            Exhibit 11

                   CERIDIAN CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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(Amounts in millions, except per share data)
For Periods Ended June 30,
                                    Three Months         Six Months
                                  1997       1996      1997      1996
Net earnings for common
  stockholders - primary         $  48.5   $  37.6    $  92.3   $  81.7
Restore dividends on
  convertible preferred
  stock                              0.0       3.2        0.0       6.5
Net earnings for fully
  diluted earnings
  per share                      $  48.5   $  40.8    $  92.3   $  88.2

Weighted average common
  shares outstanding              80,192    67,878     79,896    67,546
Common share equivalents
  from stock options and
  restricted stock awards          1,258     2,756      1,335     2,882
Weighted average common
  shares and equivalents
  outstanding - primary           81,450    70,634     81,231    70,428
Shares issuable assuming
  conversion of preferred
  stock                                0    10,384         0     10,384
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution               81,450    81,018    81,231     80,812

Net earnings for common
  stockholders - primary         $  48.5   $  37.6    $  92.3   $  81.7
Weighted average common
  shares and equivalents
  outstanding - primary           81,450    70,634    81,231     70,428

Primary earnings per share       $  0.60   $  0.53   $  1.14    $  1.16

Net earnings for fully
  diluted earnings
  per share                      $  48.5   $  40.8    $  92.3   $  88.2
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution               81,450    81,018    81,231     80,812
Fully diluted earnings
  per share                      $  0.60   $  0.50   $  1.14    $  1.09
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